Exhibit 99.1
Bristol-Myers Squibb Reports Fourth Quarter and Full Year Financial Results

•	Increases Fourth Quarter Revenues 4% to $5.4 Billion, 7% for Full Year to $20.8 Billion

•	Posts Fourth Quarter GAAP Loss Per Share of $1.42, Driven by Tax Reform Charges, Non-GAAP EPS of $0.68

•	Achieves Important Clinical and Regulatory Milestones in Oncology

◦	Opdivo Plus Yervoy Demonstrates Superior Progression-Free Survival vs. Chemotherapy in First-Line Non-Small Cell Lung Cancer Patients with High Tumor Mutation Burden in CheckMate -227

◦	Opdivo Approved in the U.S. for Patients with Completely Resected Melanoma with Lymph Node Involvement or Metastatic Disease

◦	Applications for Opdivo Plus Yervoy Combination for First-Line Renal Cell Carcinoma Accepted for Review by the FDA, Validated in EU

◦	Opdivo Study Evaluating Predominantly Chinese Patients with Previously-Treated Non-Small Cell Lung Cancer Stopped Early for Demonstrating Superior Overall Survival

•	Provides 2018 GAAP EPS Guidance Range of $3.00 to $3.15 and Non-GAAP EPS Guidance Range of $3.15 to $3.30

(NEW YORK, February 5, 2018) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the fourth quarter and full year of 2017, which were highlighted by strong sales for Opdivo and Eliquis along with regulatory and clinical progress in Oncology for Opdivo and the Opdivo plus Yervoy combination.
“I am proud of our results in 2017, with sales growth driven by strong commercial performance of our prioritized brands and important scientific advances we are making across our pipeline,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “Additionally, we believe the exciting results from CheckMate -227 that we announced today are a meaningful step forward for patients with lung cancer. As we begin 2018, I am confident that we are well positioned for long-term growth through our strong commercial and R&D capabilities in bringing transformational medicines to patients with serious diseases.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2017	2016	Change
Total Revenues	$5,449	$5,243	4%
GAAP Diluted EPS	(1.42)	0.53	**
Non-GAAP Diluted EPS	0.68	0.63	8%
	Full Year
$ amounts in millions, except per share amounts
	2017	2016	Change
Total Revenues	$20,776	$19,427	7%
GAAP Diluted EPS	0.61	2.65	(77)%
Non-GAAP Diluted EPS	3.01	2.83	6%
** In excess of +/- 100%

FOURTH QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted fourth quarter 2017 revenues of $5.4 billion, an increase of 4% compared to the same period a year ago. Revenues increased 2% when adjusted for the impact of foreign exchange.

•
U.S. revenues increased 7% to $2.9 billion in the quarter compared to the same period a year ago. International revenues increased 1%. When adjusted for foreign exchange impact, international revenues decreased 3%.

•	Gross margin as a percentage of revenue decreased from 73.6% to 69.3% in the quarter primarily due to product mix.

•	Marketing, selling and administrative expenses decreased 11% to $1.3 billion in the quarter.

•	Research and development expenses increased 37% to $1.9 billion in the quarter primarily due to license and asset acquisition charges of $377 million in the fourth quarter of 2017.

•	The effective tax rate increased to 434% in the quarter from 17% in the fourth quarter last year primarily due to a one-time $2.9 billion charge resulting from U.S. tax reform.

•
The company reported net loss attributable to Bristol-Myers Squibb of $2.3 billion, or $1.42 per share, in the fourth quarter compared to net earnings of $894 million, or $0.53 per share, for the same period in 2016. The results in the current quarter include the significant transitional impact from U.S. tax reform.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.1 billion, or $0.68 per share, in the fourth quarter, compared to $1.1 billion, or $0.63 per share, for the same period in 2016. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $9.3 billion, with a net cash position of $1.3 billion, as of December 31, 2017.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE
Product Sales/Business Highlights
The increase in global revenues for the fourth quarter of 2017, compared to the fourth quarter of 2016, was driven by:

Product	Growth %
Eliquis	44%
Opdivo	4%
Orencia	6%
Sprycel	7%
Yervoy	2%

Opdivo
Regulatory

•
In December, the company announced the U.S. Food and Drug Administration (FDA) accepted its supplemental Biologics License Application for priority review of Opdivo plus Yervoy to treat intermediate- and poor-risk patients with advanced renal cell carcinoma (RCC). The application has an action date of April 16, 2018.

•
In December, the company announced the FDA approved Opdivo injection for intravenous use for the adjuvant treatment of patients with melanoma with involvement of lymph nodes or metastatic disease who have undergone complete resection.

•
In November, the company announced the European Medicines Agency (EMA) validated its type II variation application, which seeks to expand the current indications for Opdivo plus Yervoy to include the treatment of intermediate- and poor-risk patients with advanced RCC.

•
In October, the company announced the EMA validated its type II variation application, which seeks to expand the current indications for Opdivo to include the treatment of patients with melanoma who are at high risk of disease recurrence following complete surgical resection. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process.

Clinical

•
In February, the company announced that the pivotal Phase 3 Checkmate -227 study demonstrated superior progression-free survival with the combination of Opdivo plus Yervoy versus chemotherapy in first-line non-small cell lung cancer (NSCLC) patients with high tumor mutation burden, regardless of PD-L1 expression. The company also announced that the trial will continue as planned to assess the Opdivo plus Yervoy combination for the co-primary endpoint of overall survival in patients who express PD-L1. (link)

•
In January, the company announced new data from a cohort of the Phase 2 CheckMate -142 trial evaluating Opdivo plus Yervoy for the treatment of patients with DNA mismatch repair deficient (dMMR) or microsatellite instability-high (MSI-H) metastatic colorectal cancer (mCRC). (link)

•
In December, at the American Society of Hematology Annual Meeting, the company and Seattle Genetics announced updated data from an ongoing Phase 1/2 clinical trial evaluating Adcetris® (brentuximab vedotin) in combination with Opdivo in relapsed or refractory classical Hodgkin lymphoma. (link)

•
In December, the FDA lifted partial clinical holds placed on CA209 -039 and CA204142, the Phase 1 and 2 clinical trials investigating Opdivo-based combinations in patients with relapsed or refractory multiple myeloma, respectively.

•
In November, the Phase 3 study CheckMate -078, evaluating Opdivo versus docetaxel in previously treated advanced or metastatic NSCLC, was stopped early because the study met its primary endpoint, demonstrating superior overall survival (OS) in patients receiving Opdivo compared with the control arm. CheckMate -078 is a multinational Phase 3 study with predominantly Chinese patients. (link)

•
In November, at the Society for Immunotherapy of Cancer Annual Meeting, the company announced results from CheckMate -214, a Phase 3 trial evaluating the combination of Opdivo plus Yervoy compared to sunitinib in intermediate- and poor-risk patients with previously untreated advanced or metastatic RCC, as well as results from an exploratory analysis of PD-L1 expression across subgroups. (link)

•
In November, at the International Kidney Cancer Symposium, the company announced a three-year OS update from its Phase 3 CheckMate -025 study, evaluating patients treated with Opdivo versus everolimus in previously treated advanced RCC. (link)

Sprycel
Regulatory

•
In November, the company announced the FDA has expanded the indication for Sprycel tablets to include the treatment of children with Philadelphia chromosome-positive chronic myeloid leukemia in chronic phase.

Clinical

•
In December, at the American Society of Hematology Annual Meeting, the company announced data from the Phase 2 CA180-372 study in pediatric patients with newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL) treated with Sprycel added to a chemotherapy regimen modelled on a Berlin-Frankfurt-Munster high-risk backbone. (link)

Yervoy
Regulatory

•
In January, the company announced that the European Commission expanded the indication of Yervoy to include treatment of advanced (unresectable or metastatic) melanoma in pediatric patients 12 years of age and older.

Investigational Compound Highlights
Oncology

•
In November, at the Society for Immunotherapy of Cancer Annual Meeting, the company announced results from studies evaluating BMS-986205, an investigational IDO1 inhibitor, and cabiralizumab (FPA008), an investigational anti-CSF-1 receptor antibody, in combination with Opdivo.

◦	CA017-003: Data from a Phase 1/2a dose escalation and expansion study of BMS-986205 in combination with Opdivo in heavily pre-treated bladder and cervical cancer patients. (link)

◦
NCT02526017: Results from a Phase 1a/1b dose escalation and expansion study with Five Prime Therapeutics, Inc. evaluating the safety, pharmacokinetics and pharmacodynamics of cabiralizumab in combination with Opdivo in patients with advanced solid tumors. (link)

FOURTH QUARTER BUSINESS DEVELOPMENT UPDATE

•
In December, the company and TARIS Biomedical LLC announced that the companies entered into a clinical trial collaboration to evaluate the safety, tolerability and preliminary efficacy of TARIS’ investigational product, TAR-200 (GemRIS™), in combination with Opdivo in patients with Muscle Invasive Bladder Cancer who are scheduled for radical cystectomy.

•
In December, the company and Ono Pharmaceutical Co., Ltd. announced an agreement that grants Bristol-Myers Squibb an exclusive license for the development and commercialization of ONO-4578, Ono’s selective Prostaglandin E2 receptor 4 antagonist.

Adcetris® is a trademark of Seattle Genetics, Inc.
GemRIS™ is a trademark of TARIS Biomedical LLC.

2018 FINANCIAL GUIDANCE

Bristol-Myers Squibb is setting its 2018 GAAP EPS guidance range at $3.00 to $3.15 and non-GAAP EPS guidance range at $3.15 to $3.30. Key 2018 GAAP and non-GAAP guidance assumptions include:

•	Worldwide revenues increasing in the low- to mid-single digits.

•	Gross margin as a percentage of revenue to be approximately 70% for both GAAP and non-GAAP.

•	Marketing, selling and administrative expenses decreasing in the low- to mid-single digit range for both GAAP and non-GAAP.

•	Research and development expenses decreasing in the low-double digits for GAAP and increasing in the high-single digits for non-GAAP.

•	An effective tax rate between 20% to 21% for both GAAP and non-GAAP.

The financial guidance for 2018 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2018 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, upfront payments from out-licensed assets, pension charges, legal and other contractual settlements and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility, jurisdictional tax rates and the transitional impact of U.S. tax reform. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s current and future financial position, results of operations, market position, product development and business strategy. Some of these statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning, including in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, actions and decisions by our collaboration and marketing partners, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, or to realize the anticipated benefits of any business development transactions, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to the outcome of research and development activities, including the outcome of current and future clinical trials on in-line and other products and product candidates, that the compounds will receive necessary regulatory approvals or achieve successful commercial launch and marketing or the timing or scope of any of the foregoing, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

This release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

There will be a conference call on February 5, 2018 at 8:00 a.m. EST during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 866-548-4713 or international 323-794-2093, confirmation code: 4392051. Slides and other materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 11:00 a.m. EST on February 5, 2018 through 11:00 a.m. EST on February 19, 2018. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 4392051.

For more information, contact: Communications: Ken Dominski, 609-252-5251, ken.dominski@bms.com or Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com; Investor Relations: John Elicker, 609-252-4611, john.elicker@bms.com, Tim Power, 609-252-7509, timothy.power@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Three Months Ended December 31,
Prioritized Brands
Opdivo	$1,361	$1,310	4%	$795	$715	11%
Eliquis	1,363	948	44%	768	539	42%
Orencia	662	625	6%	461	423	9%
Sprycel	527	494	7%	299	267	12%
Yervoy	269	264	2%	181	202	(10)%
Empliciti	63	47	34%	39	36	8%

Established Brands
Baraclude	233	296	(21)%	13	17	(24)%
Sustiva Franchise	174	246	(29)%	151	212	(29)%
Reyataz Franchise	143	206	(31)%	67	117	(43)%
Hepatitis C Franchise	59	226	(74)%	13	82	(84)%
Other Brands	595	581	2%	104	95	9%

Total	$5,449	$5,243	4%	$2,891	$2,705	7%

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Twelve Months Ended December 31,
Prioritized Brands
Opdivo	$4,948	$3,774	31%	$3,102	$2,664	16%
Eliquis	4,872	3,343	46%	2,887	1,963	47%
Orencia	2,479	2,265	9%	1,704	1,532	11%
Sprycel	2,005	1,824	10%	1,105	969	14%
Yervoy	1,244	1,053	18%	908	802	13%
Empliciti	231	150	54%	151	133	14%

Established Brands
Baraclude	1,052	1,192	(12)%	53	66	(20)%
Sustiva Franchise	729	1,065	(32)%	622	901	(31)%
Reyataz Franchise	698	912	(23)%	327	484	(32)%
Hepatitis C Franchise	406	1,578	(74)%	109	827	(87)%
Other Brands	2,112	2,271	(7)%	390	379	3%

Total	$20,776	$19,427	7%	$11,358	$10,720	6%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net product sales	$5,046	$4,814	$19,258	$17,702
Alliance and other revenues	403	429	1,518	1,725
Total Revenues	5,449	5,243	20,776	19,427

Cost of products sold	1,673	1,383	6,066	4,946
Marketing, selling and administrative	1,299	1,461	4,687	4,911
Research and development	1,921	1,400	6,411	4,940
Other income (net)	(142)	(87)	(1,519)	(1,285)
Total Expenses	4,751	4,157	15,645	13,512

Earnings Before Income Taxes	698	1,086	5,131	5,915
Provision for Income Taxes	3,027	188	4,156	1,408

Net Earnings/(Loss)	(2,329)	898	975	4,507
Net Earnings/(Loss) Attributable to Noncontrolling Interest	(1)	4	(32)	50
Net Earnings/(Loss) Attributable to BMS	$(2,328)	$894	$1,007	$4,457

Average Common Shares Outstanding:
Basic	1,635	1,672	1,645	1,671
Diluted	1,635	1,680	1,652	1,680

Earnings per Common Share
Basic	$(1.42)	$0.53	$0.61	$2.67
Diluted	$(1.42)	$0.53	$0.61	$2.65

Other income (net)
Interest expense	$51	$40	$196	$167
Investment income	(50)	(24)	(154)	(105)
Provision for restructuring	86	68	293	109
Litigation and other settlements	2	(1)	(487)	47
Equity in net income of affiliates	(16)	(12)	(75)	(77)
Divestiture gains	(38)	(2)	(164)	(576)
Royalties and licensing income	(258)	(140)	(1,351)	(719)
Transition and other service fees	(5)	(54)	(37)	(238)
Pension charges	71	25	162	91
Intangible asset impairments	—	—	—	15
Equity investment impairment	5	—	5	45
Loss on debt redemption	—	—	109	—
Other	10	13	(16)	(44)
Other income (net)	$(142)	$(87)	$(1,519)	$(1,285)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Impairment charges	$18	$—	$146	$—
Accelerated depreciation and other shutdown costs	—	6	3	21
Cost of products sold	18	6	149	21

Marketing, selling and administrative	1	—	1	—

License and asset acquisition charges	377	130	1,130	439
IPRD impairments	—	13	75	13
Site exit costs and other	151	43	383	83
Research and development	528	186	1,588	535

Provision for restructuring	86	68	293	109
Litigation and other settlements	—	—	(481)	40
Divestiture gains	(26)	—	(126)	(559)
Royalties and licensing income	—	(10)	(497)	(10)
Pension charges	71	25	162	91
Intangible asset impairments	—	—	—	15
Loss on debt redemption	—	—	109	—
Other income (net)	131	83	(540)	(314)

Increase to pretax income	678	275	1,198	242

Income taxes on specified items	(138)	(105)	(87)	51
Income taxes attributed to U.S. tax reform	2,911	—	2,911	—
Income taxes	2,773	(105)	2,824	51

Increase to net earnings	3,451	170	4,022	293

Noncontrolling interest	—	—	(59)	—

Increase to net earnings used for diluted Non-GAAP EPS calculation	$3,451	$170	$3,963	$293

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended December 31, 2017			Twelve Months Ended December 31, 2017
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,776	$18	$3,794	$14,710	$149	$14,859
Research and development	1,921	(528)	1,393	6,411	(1,588)	4,823
Other income (net)	(142)	(131)	(273)	(1,519)	540	(979)
Earnings Before Income Taxes	698	678	1,376	5,131	1,198	6,329
Provision for Income Taxes	3,027	2,773	254	4,156	2,824	1,332
Noncontrolling interest	(1)	—	(1)	(32)	(59)	27

Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation	$(2,328)	$3,451	$1,123	$1,007	$3,963	$4,970

Average Common Shares Outstanding - Diluted	1,635	1,642	1,642	1,652	1,652	1,652
Diluted Earnings/(Loss) Per Share	$(1.42)	$2.10	$0.68	$0.61	$2.40	$3.01

Effective Tax Rate	433.7%	(415.2)%	18.5%	81.0%	(60.0)%	21.0%

	Three Months Ended December 31, 2016			Twelve Months Ended December 31, 2016
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,860	$6	$3,866	$14,481	$21	$14,502
Research and development	1,400	(186)	1,214	4,940	(535)	4,405
Other income (net)	(87)	(83)	(170)	(1,285)	314	(971)
Earnings Before Income Taxes	1,086	275	1,361	5,915	242	6,157
Provision for Income Taxes	188	(105)	293	1,408	51	1,357
Noncontrolling interest	4	—	4	50	—	50

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$894	$170	$1,064	$4,457	$293	$4,750

Average Common Shares Outstanding - Diluted	1,680	1,680	1,680	1,680	1,680	1,680
Diluted Earnings Per Share	$0.53	$0.10	$0.63	$2.65	$0.18	$2.83

Effective Tax Rate	17.3%	4.2%	21.5%	23.8%	(1.8)%	22.0%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF DECEMBER 31, 2017 AND SEPTEMBER 30, 2017
(Unaudited, dollars in millions)

	December 31, 2017	September 30, 2017
Cash and cash equivalents	$5,421	$4,644
Marketable securities - current	1,391	2,478
Marketable securities - non-current	2,480	2,526
Cash, cash equivalents and marketable securities	9,292	9,648
Short-term debt obligations	(987)	(1,461)
Long-term debt	(6,975)	(6,982)
Net cash position	$1,330	$1,205